EXHIBIT 99.1

Consolidated Financial Results for the Three-Month Period Ended December 31, 2004

LONG BRANCH, NEW JERSEY, January 27, 2005, (NASDAQ SmallCap Market: CJBK) – Central Jersey Bancorp (formerly Monmouth Community Bancorp), and its wholly-owned subsidiary, Monmouth Community Bank, N.A., reported net income of $309 thousand for the three-month period ended December 31, 2004, as compared to net income of $262 thousand for the same period in 2003, representing an increase of 18%. Basic and diluted earnings per share for the three-month period ended December 31, 2004 were $0.17 and $0.16, respectively, as compared to $0.14 and $0.13 for basic and diluted earnings per share, respectively, for the same period in 2003. Per share earnings have been adjusted in both periods to reflect the 5% stock distribution to the shareholders of Central Jersey Bancorp paid on December 31, 2003 and the six-for-five stock split paid on July 30, 2004.

For the year ended December 31, 2004, Central Jersey Bancorp reported net income of $1.2 million, as compared to $482 thousand in 2003. Basic and diluted earnings per share for the year ended December 31, 2004 were $0.65 and $0.62, respectively, as compared to $0.26 and $0.25 for basic and diluted earnings per share, respectively, in 2003.

The reported earnings and balance sheet figures for the three and twelve months ended December 31, 2004, do not include Allaire Community Bank, which combined with Central Jersey Bancorp effective, January 1, 2005.

Central Jersey Bancorp’s assets, at December 31, 2004, totaled $254.1 million, an increase of $31.5 million, or 14.2%, over the December 31, 2003 total of $222.6 million. Loans, net of the allowance for loan losses, totaled $139.7 million at December 31, 2004, as compared to $115.8 million at December 31, 2003, an increase of $23.9 million or 20.6%. Deposits, at December 31, 2004, totaled $232.9 million, an increase of $25.7 million, or 12.4%, over the December 31, 2003 total of $207.2 million.

James S. Vaccaro, President and CEO of Central Jersey Bancorp, commented that, “We are pleased that the reported earnings results and balance sheet growth were on target with our expectations for 2004. As we enter 2005, we do so with much excitement resulting from the recent strategic business combination with Allaire Community Bank. We are confident that our loyal customers and shareholders will begin to realize the many benefits that will result from the combination of two outstanding community banks.”

Central Jersey Bancorp is the holding company and sole shareholder of each Monmouth Community Bank, N.A. and Allaire Community Bank. Monmouth Community Bank, N.A. and Allaire Community Bank provide a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ SmallCap Market under the trading symbol “CJBK”. Monmouth Community Bank, N.A. and Allaire Community Bank and can be accessed through the internet at www.MCBNA.com and www.AllaireBank.com, respectively.

Statements about the future expectations of Central Jersey Bancorp and its subsidiaries, Monmouth Community Bank, N.A.and Allaire Community Bank, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Monmouth Community Bank, N.A.and Allaire Community Bank, the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank, N.A.and Allaire Community Bank compete.

CONTACTS:
Central Jersey Bancorp
James S. Vaccaro, President and CEO, 732-571-1300
Anthony Giordano, III, EVP and CFO, 732-923-1115

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